EXHIBIT 10.10

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of the 16th day of June 2022, by and between Vemanti Group, Inc., a Nevada corporation ("Vemanti"), and Fvndit, Inc., a Nevada corporation ("Fvndit").

RECITALS

WHEREAS, Fvndit is in the business of providing a peer-to-peer investment marketplace in Vietnam that matches companies needing working capital funds with investors wishing to provide those funds (the “Business”); and

WHEREAS, Vemanti currently owns 8,000,000 shares of common stock, par value 0.0001 (the “Shares”) of Fvndit and has certain account receivables owing to Vemanti by Fvndit, and Fvndit desires to purchase the Shares and such accounts receivable from Vemanti, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. PURCHASE AND SALE OF THE SHARES

1.1.

Sale. Upon the terms and subject to the conditions of this Agreement, Fvndit hereby agrees to purchase from Vemanti, and Vemanti agrees to sell to Fvndit, the Shares and the accounts receivable that are due from Fvndit to Vemanti as of March 31, 2022, in the amount of $25,142 (the “Accounts Receivable”) for the Consideration (as defined below).

1.2.

Consideration. As consideration for the sale of the Shares and the Accounts Receivable, Fvndit hereby sells, assigns, transfers, conveys and delivers to Vemanti, free and clear of all encumbrances, and Vemanti hereby accepts from Fvndit the following assets (the assets to be transferred to Vemanti as consideration for the Shares and the Accounts Receivable being referred to as the “Consideration”):

1.2.1.

all rights to, including without limitation the right to reproduce, distribute, and modify, the policies, procedures, manuals, guidelines, confidential and proprietary information, including copyrights, trade secrets, and know-how associated with the Business;

1.2.2.

all rights to, including without limitation the right to reproduce, distribute, and modify, the sales, marketing and promotional literature and materials, loan templates, forms and standard agreements of any nature that are used or intended to be used in the Business;

1.2.3.

all right to, and interest in, the name “Fvndit” and the “fvndit.com” domain name including all trademarks, service marks, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill related to or using the name “Fvndit” or the “fvndit.com” domain name, and any related registrations and applications for registration thereof and including the goodwill of the Business symbolized thereby or associated therewith; and

1.2.4.	the list of customers prepared in accordance with the terms of Section 3.1.

1.3.

Liabilities. Vemanti does not assume or have any responsibility for any Liabilities (as defined below) related to, or that arise in relation to, the Consideration prior to the date hereof, and Fvndit shall retain, and shall be responsible for paying, performing and discharging when due, any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any applicable law and those arising under any contract, agreement, arrangement, commitment or undertaking (“Liabilities”) of Fvndit as of to the date hereof (the “Excluded Liabilities”), including without limitation:

1.3.1.	any Liabilities of Fvndit, arising out of or related to the Business and Fvndit; and
1.3.2.

any Liabilities related to the Consideration prior to the date hereof or arising from any action, inaction, event, circumstance or condition in relation to the Consideration prior to the date hereof, whether or not such Liability arises after the date hereof.

1.4.

Closing. The sale of the Shares and the Accounts Receivable contemplated by this Agreement (the “Closing”) is taking place remotely, by electronic exchange of documents, or, if or to the extent such an exchange is not practicable at a Closing at the offices of the Crone Law Group P.C. in New York, New York simultaneously with the execution of this Agreement.

1.5.	Deliveries at Closing.

1.5.1.	At the Closing, Fvndit shall deliver to Vemanti:
1.5.1.1.	a list of customers in accordance with the terms of Section 3.1;
1.5.1.2.	evidence of the termination, effective as of the Closing, of all encumbrances, if any, related to the Consideration; and
1.5.1.3.

a true and complete copy, certified by the Secretary or an Assistant Secretary or a duly authorized manager of Fvndit, of the resolutions duly and validly adopted by the Board of Directors evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

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1.5.2.	At the Closing, Vemanti shall deliver to Fvndit:

1.5.2.1.	a copy of the written statement provided to Vemanti by Fvndit certifying the number of shares in Fvndit owned by Vemanti;
1.5.2.2.

a true and complete copy, certified by the Secretary or an Assistant Secretary or a duly authorized manager of Vemanti, of the resolutions duly and validly adopted by the Board of Directors evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

1.5.2.3.	a receipt for the Consideration.

2. REPRESENTATIONS AND WARRANTIES.

2.1.	Representations and Warranties of Fvndit. Fvndit hereby represents and warrants to Vemanti, as of the date hereof:

2.1.1.	Title.

2.1.1.1.

Fvndit is the exclusive owner of the entire right, title and interest in and to all the assets that comprise the Consideration. Fvndit is entitled to use all assets that comprise the Consideration without limitation. No part of the Consideration has been adjudged invalid or unenforceable in whole or in part, and is valid and enforceable. To the best knowledge of Fvndit, no person is engaging in any activity that infringes, misappropriates or conflicts with any part of the Consideration. The operation of the Business as currently conducted and the use of the Consideration does not infringe, misappropriate or otherwise violate any intellectual property of any third party, and there is no actions, claims, suits, proceedings, judgments or orders initiated by any other person pending or, to the best knowledge of Fvndit, threatened against Fvndit concerning the foregoing.

2.1.1.2.

Fvndit has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Consideration to Vemanti without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement, Vemanti will own, with good, valid and marketable title, or otherwise acquire the interests of Fvndit in the Consideration, free and clear of any encumbrances and without incurring any penalty or other adverse consequence, including any increase in royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

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2.1.2.

Organization, Authority and Qualification. Fvndit is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Fvndit is duly licensed or qualified to do business and is in good standing in each jurisdiction which the operation of its business makes such licensing or qualification necessary. Fvndit has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fvndit, and (assuming due authorization, execution and delivery by Vemanti) this Agreement constitutes a legal, valid and binding obligation of Fvndit, enforceable against Fvndit in accordance with its terms.

2.1.3.

Consents and Approvals. The execution, delivery and performance of this Agreement by Fvndit does not require any consent, approval, authorization or other order of, action by, filing with or notification to, any person, including any governmental authority.

2.1.4.

No Conflict. The execution, delivery and performance of this Agreement by Fvndit and the consummation of the transactions contemplated hereby do not (a) to the extent applicable, violate, conflict with or result in the breach of any provision of the Articles of Incorporation, Bylaws, or similar organizational documents of Fvndit, or (b) conflict with or violate (or cause an event which could have an adverse effect as a result of) any applicable law or governmental order applicable to Fvndit, or the Consideration, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on the Consideration pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Fvndit is a party or by which the Consideration is bound or affected.

2.1.5.

No Encumbrances; No Litigation. There are no liens or encumbrances of any kind affecting the Consideration. There are no pending, outstanding, or threatened actions, claims, suits, proceedings, judgments or orders by or against Fvndit or involving Fvndit or affecting any part of the Consideration pending before any governmental authority (or, to the knowledge of Fvndit after due inquiry, threatened to be brought by or before any governmental authority). None of Fvndit or any part of the Consideration, are subject to any governmental order (nor, to the knowledge of Fvndit after due inquiry, are there any such governmental orders threatened to be imposed by any governmental authority) which has had or could reasonably be expected to have an adverse effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

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2.1.6.	Representations Complete. None of the representations or warranties made by Fvndit in this Agreement contains any untrue statement of a material fact or omits to state any material fact.

2.2.	Representations and Warranties of Vemanti. Vemanti hereby represents and warrants to Fvndit, as of the date hereof:

2.2.1.

Organization, Authority and Qualification. Vemanti is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Vemanti is duly licensed or qualified to do business and is in good standing in each jurisdiction which the operation of its business makes such licensing or qualification necessary. Vemanti has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vemanti, and (assuming due authorization, execution and delivery by Fvndit) this Agreement constitutes a legal, valid and binding obligation of Vemanti, enforceable against Vemanti in accordance with its terms.

2.2.2.	The Shares. Vemanti is the record holder and owner of the Shares, free and clear of any encumbrances. Upon Closing, Vemanti shall own no equity interests in Fvndit.

2.2.3.

Consents and Approvals. The execution, delivery and performance of this Agreement by Vemanti does not require any consent, approval, authorization or other order of, action by, filing with or notification to, any person, including any governmental authority.

2.2.4.

No Conflict. The execution, delivery and performance of this Agreement by Vemanti and the consummation of the transactions contemplated hereby do not (a) to the extent applicable, violate, conflict with or result in the breach of any provision of the Articles of Incorporation, Bylaws, or similar organizational documents of Vemanti, or (b) conflict with or violate (or cause an event which could have an adverse effect as a result of) any applicable law or governmental order applicable to Vemanti, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on the Shares or the Accounts Receivable pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Vemanti is a party or by which the Shares or the Accounts Receivable are bound or affected.

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3. COVENANTS.

3.1.

Customer List. Fvndit shall deliver at the Closing a true and complete list of all customers of the Business. The list shall set forth each customer’s name and relevant historical data, including but not limited to loan facility, borrowing and payment records. After the Closing, and at Vemanti’s request, Fvndit will use its reasonable best efforts to provide Vemanti with any other customer information that could be deemed important in Vemanti’s reasonable opinion.

3.2.

Transaction Expenses. All transaction expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

3.3.

Name Change. Within thirty (30) business Days after the date hereof, Fvndit shall file all documentation necessary to change its name so as to comply with the requirements of this Section 3.4. Within forty-five (45) business Days after the date hereof, Fvndit shall, and shall cause its Affiliates to, remove from their respective assets, properties, stationery, literature and Internet website any and all references to Fvndit or “fvndit.com”. Fvndit agrees to cooperate with Vemanti, and to execute and deliver such documents and other papers as Vemanti may reasonably require, in connection with any change by Vemanti or, any of its affiliates, of its, or their, corporate name, trade name and any other corporate identifier to a corporate name, trade name or other corporate identifier of Fvndit or “fvndit.com”.

3.4.

Confidentiality. From and after the Closing and until the fifth anniversary of the Closing, Fvndit shall, and shall cause its respective affiliates to, and shall use its reasonable best efforts to cause its agents and representatives to, hold in confidence any and all non-public or otherwise confidential information, whether written or oral, concerning any part of the Consideration. In the event that Fvndit or any agent, representative, affiliate, employee, officer or director of Fvndit becomes legally compelled to disclose any such confidential information, Fvndit shall provide notice to Vemanti in writing and consult with Vemanti regarding the disclosure of such information and use its commercially reasonable efforts to obtain any appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event that such protective order or other remedy is not obtained, or Vemanti waives compliance with this Section 3.5, Fvndit shall furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

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3.5.

Further Action. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

4. INDEMNIFICATION.

4.1.

Indemnification Obligations of Fvndit. Subject to the limitations set forth in this Section 4, Fvndit (the “Indemnifying Party”) shall indemnify Vemanti and its affiliates (“Vemanti Indemnified Persons”) against and hold them harmless from any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, diminution in value and costs and expenses but excluding punitive, exemplary and special damages (unless a third party is entitled to such damages pursuant to a third party claim (a "Third Party Claim") and such damages are actually paid to such third party) (collectively, "Losses") imposed on, sustained, incurred or suffered by, or asserted against, any of the Vemanti Indemnified Persons, whether in respect of Third Party Claims, claims between the parties hereto, or otherwise, relating to, arising out of or resulting from any of the Excluded Liabilities.

4.2.

Limitations on Indemnity. Payments by Indemnifying Party pursuant to Section 4.1 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Vemanti Indemnified Persons in respect of any such claim; provided, that nothing herein shall require any Vemanti Indemnified Person to file any claim under any insurance policy.

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4.3.

Method of Asserting Claims. All claims for indemnification by any Vemanti Indemnified Person shall be asserted and resolved as set forth in this Section 4.3. Any Vemanti Indemnified Person seeking indemnity pursuant to Section 4.1 shall notify the Indemnifying Party in writing the party of such demand for indemnification. The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of such notice (the "Notice Period") to notify the Vemanti Indemnified Person whether or not it desires to defend the Vemanti Indemnified Person against such claim or demand with respect to a claim or demand based on a Third Party Claim. In the event that the Indemnifying Party notifies the Vemanti Indemnified Person within the Notice Period that, with respect to a Third Party Claim, it desires to defend the Vemanti Indemnified Person against such Third Party Claim, the Indemnifying Party shall have the right to defend the Vemanti Indemnified Person at the Indemnifying Party's sole cost and expense and with counsel (plus local counsel if appropriate) reasonably satisfactory to the Vemanti Indemnified Person. The Indemnifying Party shall not, without the prior written consent of the Vemanti Indemnified Person, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 4.1 (whether or not the Vemanti Indemnified Person is an actual or potential party thereto), unless such compromise, consent or settlement involves only the payment of money damages for which the Indemnifying Party will indemnify the Vemanti Indemnified Person hereunder. If the right to assume and control the defense is exercised, the I Vemanti Indemnified Person shall have the right to participate in, but not control, such defense at its own expense and the Indemnifying Party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred in such participation by the Vemanti Indemnified Person after the assumption of the defense by the Indemnifying Party in accordance with the terms of this Agreement; provided, however, that the Vemanti Indemnified Persons collectively shall be entitled to employ one firm or separate counsel (plus local counsel if appropriate) to represent the Vemanti Indemnified Persons if, in the opinion of counsel to each Vemanti Indemnified Person seeking to employ such separate counsel, a conflict of interest between such Vemanti Indemnified Person or Persons and the Indemnifying Party exists in respect of such claim and in each such event, the fees, costs and expenses of one such firm or separate counsel (plus one local counsel per jurisdiction if appropriate) shall be paid in full by the Indemnifying Party. If the Indemnifying Party has not elected to assume the defense of a Third Party Claim within the Notice Period, the Vemanti Indemnified Person may defend and settle the claim for the account and cost of the Indemnifying Party; provided, that the Vemanti Indemnified Person will not settle the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Vemanti Indemnified Person shall cooperate with the Indemnifying Party and, subject to obtaining proper assurances of confidentiality and privilege, shall make available to the Indemnifying Party all pertinent information under the control of the Vemanti Indemnified Person.

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4.4.

Exclusive Remedy; Survival. From and after the Closing, the indemnity provided herein shall be the sole and exclusive remedy with respect to any and all claims for Losses sustained or incurred arising out of this Agreement except in the case of any claim based on fraud. None of the representations and warranties contained in this Agreement and all claims with respect thereto shall survive the Closing. The covenants and agreements of the parties hereto contained in this Agreement and all claims with respect thereto shall terminate at the Closing, except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Closing.

5. MISCELLANEOUS.

5.1.

Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement will be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

5.2.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule.

5.3.

Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 5.5.

5.4.

Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

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5.5.

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.6.

Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

5.7.

Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.7):

If to Fvndit:	Tan Tran COO Fvndit, Inc. 1955 Baring Blvd Sparks, NV, 89434 tan@fvndit.com

If to Vemanti:	Steve Jones CFO Vemanti Group Inc. 7545 Irvine Center Dr., Suite 200 Irvine, CA 92618 steve.jones@vemanti.com

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5.8.

Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

5.9.

Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, relating to, or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver; and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated by this agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.9.

5.10.

Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, Fvndit and Vemanti have executed this Agreement as of the date first written above.

Vemanti Group, Inc.:	Fvndit, Inc.:

/s/ Steve Jones	/s/ Tan Tran
Steve Jones	Tan Tran
Chief Financial Officer	Chief Operating Officer

16 June 2022	June 16th, 2022
Date	Date

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